UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2016

First United Corporation

(Exact name of registrant as specified in its charter)

Maryland	0-14237	52-1380770
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

19 South Second Street, Oakland, Maryland 21550

(Address of principal executive offices) (Zip Code)

(301) 334-9471

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01.	Other Events.

On January 15, 2016, First United Corporation (the “Company”) mailed notice to the holders of its 30,000 issued and outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) that the Company has called 10,000 of such shares (the “Redeemed Shares”) for redemption, with a redemption date of February 15, 2016 and a redemption price equal to $1,000.00 per Redeemed Share, or an aggregate redemption price of $10.0 million. Pursuant to the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of First United Corporation, the Redeemed Shares to be redeemed from each holder thereof will be selected on a pro rata basis, such that one-third of all shares of Series A Preferred Stock held by each such holder will be redeemed. Unpaid dividends that have accrued on the Redeemed Shares to, but excluding, the Redemption Date will be paid separately on the Redemption Date by the Company’s registrar and transfer agent when it distributes the accrued and unpaid dividends on such date with respect to all other shares of Series A Preferred Stock. The notice sent to holders contains instructions with respect to the surrender of certificates evidencing the Redeemed Shares and the receipt of the aggregate redemption price, and holders of the Series A Preferred Stock should not take any action with respect to their Redeemed Shares other than as provided in such instructions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST UNITED CORPORATION

Dated: January 15, 2016	By:	/s/ Tonya K. Sturm
Tonya K. Sturm
Chief Financial Officer